CANFIELD MEDICAL SUPPLY, INC.

4120 Boardman-Canfield Road

Canfield, Ohio 44406

(330) 533-1914

April 2, 2014

Steve Lo, Staff Accountant

Division of Corporation Finance

United States Securities and Exchange Commission

100 F Street

Washington, DC  20549

Re:

Canfield Medical Supply, Inc.

Form 8-K/A

Filed April 2, 2014

File No. 000-55114

Dear Mr. Lo:

With respect to the above-referenced filing, Canfield Medical Supply, Inc. (the “Company”)

respectfully advises the Staff that the Company acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States

Sincerely,

CANFIELD MEDICAL SUPPLY, INC.

By: /s/ Michael J. West

       Michael J. West, President